EXHIBIT 10.30
PG&E CORPORATION
2012 OFFICER SEVERANCE POLICY
(Amended effective as of September 12, 2023)
1.    Purpose. This is the controlling and definitive statement of the Officer Severance Policy of PG&E Corporation (“Policy”). Since Officers (defined below) are employed at the will of PG&E Corporation (“Corporation”) or a participating employer (“Employer”), their employment may be terminated at any time, with or without cause. A list of Employers is attached hereto as Appendix A. The Policy became effective March 1, 2012, and provides employees with the positions of Vice President, Senior Vice President, Executive Vice President, or higher at the time of termination (“Officers”) of the Corporation and Employers with severance benefits if their employment is terminated.1 The Policy’s definition of Change in Control was amended effective May 12, 2014. The Policy’s treatment of STIP payouts and limitations on certain severance payments were added effective September 25, 2020. The value of and eligibility for severance benefits was amended effective November 1, 2021. Appeals and claims procedures were added to the Policy by amendment effective September 12, 2023. For the avoidance of doubt, revisions made to this Policy relating to Code Section 409A (defined below), apply to all Officers including those that may be covered under prior provisions of the Policy as required by Section 7 hereof.
The purpose of the Policy is to attract and retain Officers by defining terms and conditions for severance benefits, to provide severance benefits that are part of a competitive total compensation package, to provide consistent treatment for all terminated officers, and to minimize potential litigation costs associated with Officer termination of employment.
2.    Termination of Employment Not in Connection with Change in Control.
(a)    Corporation or Employer’s Obligations. If the Corporation or an Employer exercises its right to terminate an Officer’s employment without cause and such termination does not entitle the Officer to payments under Section 3, the Officer shall be given thirty (30) days’ advance written notice or pay in lieu thereof (which shall be paid in a lump sum together with the payment described in Section 2(a)(1) below). Except as provided in Section 2(c) below, in consideration of the Officer’s agreement to the obligations described in Section 4 below and to the arbitration provisions described in Section 13 below, the following payments and benefits shall also be provided to the Officer following the Officer’s separation from service (within the meaning of Code Section 409A):2
(1)    A lump sum severance payment equal to the sum of the Officer’s annual base compensation and the Officer’s Short-Term Incentive Plan (“STIP”) target award at the time of his or her termination (the “Severance Base Amount”); provided, however, that for purposes of this section 2(a)(1), any lump sum severance payment for the Corporation’s Chief Executive Officer shall be equal to the product of (1) two and (2) such Officer’s Severance Base Amount. Annual base compensation shall mean the Officer’s monthly base pay for the month in which the Officer is given notice of termination, multiplied by 12. The payment described in this
1     Severance benefits for Officers who are currently covered by an employment agreement will continue to be provided solely under such agreements until their expiration at which time this Policy will become effective for such Officers. Specific elements of any Officer’s severance benefits may be amended by appropriate board-level approval. Any Officer’s waiver of benefits under this Policy shall take precedence over the terms of this Policy. If an employee becomes a covered Officer under this Policy as a result of a promotion, and if such Officer was then covered by a severance arrangement subject to Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”), the severance benefits under this Policy provided to such person shall comply with the time and form of payment provisions of such prior severance arrangement, to the extent required by Code Section 409A.
2    Any payments made hereunder shall be less applicable taxes.

Section 2(a)(1) shall be made in a single lump sum as soon as practicable following the date the release of claims described in Section 4(a) becomes effective, provided that payment shall in no event be made later than the 15th day of the third month following the later of the end of the calendar year or the Corporation’s taxable year in which the Officer’s separation from service occurs;
(2)    Except as otherwise set forth in the applicable award agreement or as otherwise required by applicable law, the equity-based incentive awards granted to the Officer under the Corporation’s Long-Term Incentive Program (“LTIP”) which have not yet vested as of the date of termination will continue to vest over a period of twelve months after the date of termination as if the Officer had remained employed for such period. Except as otherwise set forth in the applicable award agreement, for vested stock options as of the date of termination, the Officer shall have the right to exercise such stock options at any time within their respective terms or within five years after termination, whichever is shorter. Except as otherwise set forth in the applicable award agreement, for stock options that vest during a period of twelve months following termination, the Officer shall have the right to exercise such options at any time within one year after termination, subject to the term of the options. Except as otherwise set forth in the applicable award agreement, any unvested equity-based incentive awards remaining at the end of such period shall be forfeited;
(3)    A prorated annual incentive payment equal to the annual incentive payment, if any, that the Officer would have earned for the entire calendar year in which the termination occurs pursuant to the Officer’s then-current STIP; based on Eligible Earnings paid between January 1 of such calendar year and the Officer’s date of termination (a “Pro-Rata Incentive”). Subject to Section 14, an Officer’s Pro-Rata Incentive shall be paid by the Officer’s former Employer on the date that annual incentive payments are paid to the Employer’s active employees. Notwithstanding the foregoing, the People and Compensation Committee (or its successor) of the Corporation may decrease or eliminate the Pro-Rata Incentive for the Officer in its sole discretion. For purposes of this section, “Eligible Earnings” means the sum of the Officer’s base pay, including paid time off; lump sum payments as part of a merit increase; temporary assignment pay, including lump sum payments; and for an Officer on Paid Family Leave or Short-Term Disability, payments made for approved leaves;
(4)    A lump sum cash payment equal to the estimated value of 18 months of COBRA premiums for the Officer, based on the Officer’s benefit levels at the time of termination (with such payment subject to taxation under applicable law);
(5)    To the extent not theretofore paid or provided, the Officer shall be paid or provided with any other amounts or benefits required to be paid or provided or which the Officer is eligible to receive under any plan, contract, or agreement of the Corporation or the Employer; and
(6)    A lump sum cash payment of $19,500, equal to the estimated reasonable value of career transition services for the Officer following separation from service.
(7)    All acts required of the Employer under the Policy may be performed by the Corporation for itself and the Employer, and the costs of the Policy may be equitably apportioned by the Administrator among the Corporation and the other Employers. The Corporation shall be responsible for making payments and providing benefits pursuant to this Policy for Officers employed by the Corporation. Whenever the Employer is permitted or required under the terms of the Policy to do or perform any act, matter or thing, it shall be done and performed by any Officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer. Each Employer shall be responsible for making payments and providing benefits pursuant to the Policy on behalf of its Officers or for reimbursing the Corporation for the cost of such payments or benefits, as determined by the Corporation in its sole discretion. In the event the respective Employer fails to make such payment or reimbursement, an Officer’s (or other payee’s) sole recourse shall be against the respective Employer, and not against the Corporation.
(b)    Remedies. An Officer shall be entitled to recover damages for late or nonpayment of amounts to which the Officer is entitled hereunder. The Officer shall also be entitled to seek specific performance of the obligations and any other applicable equitable or injunctive relief.
(c)    Section 2(a) shall not apply in the event that an Officer’s employment is terminated “for cause.” Except as used in Section 3 of this Policy, “for cause” means that the Corporation, in the case of an Officer employed by the Corporation, or the Employer, in the case of an Officer employed by an Employer, acting in good faith based upon information then known to it, determines that the Officer has engaged in, committed, or is responsible for (1) serious misconduct, gross negligence, theft, or fraud against the Corporation and/or an Employer; (2) refusal or unwillingness to perform his duties; (3) inappropriate conduct in violation of the Corporation’s equal employment opportunity policy; (4) conduct which reflects adversely upon, or making any remarks disparaging of, the Corporation, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries; (5) insubordination; (6) any willful act that is likely to have the effect of injuring the reputation, business, or business relationship of the Corporation or its subsidiaries or affiliates; (7) violation of any fiduciary duty; or (8) breach of any duty of loyalty; or (9) any breach of the restrictive covenants contained in Section 4 below. Upon termination “for cause,” the Corporation, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries shall have no liability to the Officer other than for accrued salary, vacation benefits, and any vested rights the Officer may have under the benefit and compensation plans in which the Officer participates and under the general terms and conditions of the applicable plan.
(d)    The Board of Directors of the Corporation and the Board of Directors of Pacific Gas and Electric Company (the “Utility”) reserve the right to: (a) restrict, limit, cancel, reduce or require forfeiture of payments or benefits pursuant to the provisions of Section 2(a), (i) for any executive officer of the Utility (as defined in California Public Utilities Code § 451.5) or any executive officer of the Corporation (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) in the event of any felony conviction of the Corporation or the Utility related to public health and safety or financial misconduct by the Corporation or the Utility following its July 1, 2020 emergence from Chapter 11 bankruptcy, provided that such executive officer was serving as an executive officer of the Corporation or the Utility, as applicable, at the time of the underlying conduct that led to the conviction (“Company Conviction”), or (ii) for the chief executive officer or chief financial officer of the Corporation or the Utility if that entity is required to prepare a restatement of the financial statement due to the material noncompliance of the Corporation or the Utility, as applicable, with any financial reporting requirement under the federal securities laws, as a result of misconduct, provided that only the payment and benefits under Section 2(a) that the chief executive officer or chief financial officer is eligible to receive during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial statement are subject to restriction, limitation, cancellation, reduction or forfeiture and further provided the executive officer was serving as a chief executive officer or chief financial officer of the Corporation or the Utility, as applicable, during the period for which the financial statement is restated; and (b) recoup or require reimbursement or repayment of rights, payments, and benefits under Section 2(a) for any executive officer of the Utility (as defined in California Public Utilities Code § 451.5) or any executive officer of the Corporation (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) in the event such executive officer engaged in misconduct that materially contributed to some of the actions or omissions on which the Company

Conviction is based (as determined by the applicable Board in its discretion). The Corporation, the Utility, their affiliates, and their respective directors, officers, and employees shall have no liability to any such executive officer, including the chief executive officer and chief financial officer of the Corporation or the Utility, in the event of restriction, limitation, reduction, recoupment, forfeiture, reimbursement, or cancellation of the provisions of Section 2(a), other than for accrued salary, vacation benefits, and any vested rights such executive officer may have under the benefit and compensation plans in which the executive officer participates and under the general terms and conditions of the applicable plan.
3.    Termination of Employment In Connection With a Change in Control.
(a)    If an Executive Officer’s (defined below) employment by the Corporation or any subsidiary or successor of the Corporation shall be subject to an Involuntary Termination within the Covered Period, then the provisions of this Section 3 instead of Section 2 shall govern the obligations of the Corporation as to the payments and benefits it shall provide to the Executive Officer. In the event that the Executive Officer’s employment with the Corporation or an employing subsidiary is terminated under circumstances which would not entitle the Executive Officer to payments under this Section 3, the Executive Officer shall only receive such benefits to which he is entitled under Section 2, if any. In no event shall the Executive Officer be entitled to receive termination benefits under both this Section 3 and Section 2.
All the terms used in this Section 3 shall have the following meanings:
(1)    “Affiliate” shall mean any entity which owns or controls, is owned or is under common ownership or control with, the Corporation.
(2)    “Cause” shall mean (i) the willful and continued failure of the Executive Officer to perform substantially the Executive Officer’s duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive Officer by the Board of Directors or the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Board of Directors or Chief Executive Officer believes that the Executive Officer has not substantially performed the Executive Officer’s duties; or (ii) the willful engaging by the Executive Officer in illegal conduct or gross misconduct which is materially demonstrably injurious to the Corporation.
For purposes of the provision, no act or failure to act, on the part of the Executive Officer, shall be considered “willful” unless it is done, or omitted to be done, by the Executive Officer in bad faith or without reasonable belief that the Executive Officer’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the Chief Executive Officer or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive Officer in good faith and in the best interests of the Corporation. The cessation of employment of the Executive Officer shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive Officer a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive Officer and the Executive Officer is given an opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive Officer is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(3)    “Change in Control” shall mean the occurrence of any of the following:

a.    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”), but excluding any benefit plan for employees or any trustee, agent or other fiduciary for any such plan acting in such person’s capacity as such fiduciary), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding voting securities; or
b.    during any two consecutive years, individuals who at the beginning of such a period constitute the Board of Directors of the Corporation (“Board”) cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the shareholders of the Corporation, of each new member of the Board (“Director”) was approved by a vote of at least two-thirds (2/3) of the Directors then still in office (1) who were Directors at the beginning of the period or (2) whose election or nomination was previously so approved; or
c.    the consummation of any consolidation or merger of the Corporation other than a merger or consolidation which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to directly or indirectly hold at least seventy percent (70%) of the Combined Voting Power of the Corporation, the surviving entity in the merger or consolidation or the parent of such surviving entity outstanding immediately after the merger or consolidation; or
d.    (1) the consummation of any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Corporation or (2) the approval of the shareholders of the Corporation of a plan of liquidation or dissolution of the Corporation.
(4)    “Change in Control Date” shall mean the date on which a Change in Control occurs.
(5)    “Combined Voting Power” shall mean the combined voting power of the Corporation’s or other relevant entity’s then outstanding voting securities.
(6)    “Covered Period” shall mean the period commencing three (3) months prior to the Change in Control Date and terminating two (2) years following said Change in Control Date.3
(7)    “Disability” shall mean the absence of the Executive Officer from the Executive Officer’s duties with the Corporation or the employing subsidiary on a full-time basis for 180 consecutive business days as a result of incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive Officer or the Executive Officer’s legal representative.
(8)    “Executive Officer” shall mean officers of the Corporation or an Employer with titles of Senior Vice President, Executive Vice President, or higher at time of Involuntary Termination.
(9)    “Good Reason” shall mean any one or more of the following which takes place within the Covered Period:
3     For a period of three (3) years following notification of this definition of “Covered Period,” Executive Officers who were eligible for benefits under Section 3 as of November 1, 2021, will continue to be subject to the definition of “Covered Period” as set forth in the Policy as effective September 24, 2020.

            a.    A material diminution in the Executive Officer’s base compensation;

            b.    A material diminution in the Executive Officer’s authority, duties, or responsibilities;

            c.    A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive Officer is required to report, including a requirement that the Executive Officer report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Corporation (in the case of an Executive Officer reporting to such Board of Directors);

            d.    A material diminution in the budget over which the Executive Officer retains authority;

            e.    A material change in the geographic location at which the Executive Officer must perform the services; or

            f.    Any other action or inaction that constitutes a material breach by the Corporation of this Policy;

provided, however, that the Executive Officer must provide notice to the Corporation of the existence of the applicable condition described in this Section 3(a)(9) within ninety (90) days of the initial existence of the condition, upon the notice of which the Corporation shall have thirty (30) days during which it may remedy the condition and, if remedied, Good Reason shall not exist.

(10)     “Involuntary Termination” shall mean a termination (i) by the Corporation (including an employing subsidiary) without Cause, or (ii) by the Executive Officer following Good Reason; provided, however, the term "Involuntary Termination" shall not include termination of the Executive Officer’s employment due to the Executive Officer’s death, Disability, or voluntary retirement.
(11)    “Reference Salary” shall mean the greater of (i) the annual rate of the Executive Officer’s base salary from the Corporation or the employing subsidiary in effect immediately before the date of the Executive Officer’s Involuntary Termination, or (ii) the annual rate of the Executive Officer’s base salary from the Corporation or the employing subsidiary in effect immediately before the Change in Control Date.
(12)    “Termination Date” shall be the date specified in the written notice of termination of the Executive Officer’s employment given by either party in accordance with Section 3(b) of this Policy.
(b)    Notice of Termination. During the Covered Period, in the event that the Corporation (including an employing subsidiary) or the Executive Officer terminates the Executive Officer’s employment with the Corporation or Employer, the party terminating employment shall give written notice of termination to the other party, specifying the Termination Date and the specific termination provision in this Section 3 that is relied upon, if any, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive Officer’s employment under the provision so indicated. The Termination Date shall be determined as follows: (i) if the Executive Officer’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that the Executive Officer shall not have returned to the full-time performance of the Executive Officer’s duties during such 30-day period); (ii) if the Executive Officer’s employment is terminated by the Corporation in an Involuntary Termination, thirty (30) days after the date the Notice of Termination is received by the Executive Officer (provided that the Corporation may provide the Executive Officer with pay in lieu of notice, which shall be paid in a lump sum together with the payment described in Section 3(c)(1) below); and (iii) if the Executive Officer’s employment is terminated by the Corporation for Cause (as defined in this Section 3), the date specified in the Notice of Termination, provided, that the events or circumstances cited by the Board of Directors as constituting Cause are not cured by the Executive Officer during any cure period that may be offered by the Board of Directors. The Termination Date for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten (10) days after the date such notice is received by the Corporation, unless waived by the Corporation.

During the Covered Period, a notice of termination given by the Executive Officer for Good Reason shall be given within ninety (90) days after occurrence of the event on which the Executive Officer bases his notice of termination and shall provide a Termination Date of thirty (30) days after the notice of termination is given to the Corporation (provided that the Corporation may provide the Executive Officer with pay in lieu of notice, which shall be paid in a lump sum together with the payment described in Section 3(c)(1) below).
(c)     Corporation’s Obligations. If the Executive Officer separates from service due to an Involuntary Termination within the Covered Period, then the Corporation shall provide to the Executive Officer the following benefits:
(1)    The Corporation shall pay to the Executive Officer a lump sum in cash within thirty (30) days after the later of the Change in Control Date or the Executive Officer’s separation from service:
a.    the sum of (1) any earned but unpaid base salary through the Termination Date at the rate in effect at the time of the notice of termination to the extent not theretofore paid; (2) the Executive Officer’s target bonus under the STIP of the Corporation, an Affiliate, or a predecessor, for the fiscal year in which the Termination Date occurs (the “Target Bonus”), pro-rated to reflect service during that year; and (3) any accrued but unpaid vacation pay, in each case to the extent not theretofore paid;
b.    the amount equal to the product of (1) two and (2) the sum of (x) the Reference Salary and (y) the Target Bonus; provided, however, that for the Corporation’s Chief Executive Officer, such amount shall be equal to the product of (1) three and (2) the sum of (x) the Reference Salary and (y) the Target Bonus;
c.    a lump sum cash payment equal to the estimated value of eighteen (18) months of COBRA premiums for the Executive Officer, based on the Executive Officer’s benefit levels at the time of termination (with such payment subject to taxation under applicable law), if any; and
d.    a lump sum cash payment of $19,500, equal to the estimated reasonable value of career transition services for the Executive Officer following separation from service.
(2)    Except as otherwise set forth in the applicable award agreement or as otherwise required by applicable law, in the event of involuntary termination in connection with a Change in Control in which equity-based awards granted to the Executive Officer under the LTIP are not assumed or continued, the Executive Officer’s then-outstanding awards that are not vested shall immediately vest in full, and all performance conditions associated with performance-based LTIP awards shall be deemed satisfied as if target performance was achieved, and shall be settled in cash, shares or a combination thereof, as determined by the People and Compensation Committee (or its successor), within thirty (30) days following such Change in Control (except to the extent that settlement of the award must be made pursuant to its original schedule in order to comply with Code Section 409A), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.
(3)    Remedies. The Executive Officer shall be entitled to recover damages for late or nonpayment of amounts which the Corporation is obligated to pay hereunder. The Executive Officer shall also be entitled to seek specific performance of the Corporation’s obligations and any other applicable equitable or injunctive relief.
(d)    Adjustment for Excise Taxes.
(1)    “Best-Net Provision”
Subject to Section 3(d)(2) below, in the event that the payments and other benefits provided for in this Policy or otherwise payable to the Executive Officer (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive Officer’s payments and benefits under this Policy or otherwise payable to the Executive Officer outside of this Policy shall be either delivered in full (without the Corporation paying any portion of such excise tax), or delivered as to 2.99 times of the Executive Officer’s base amount (within the meaning of Section 280G of the Code) so as to result in no portion of such payments and benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and such excise tax, results in the receipt by the Executive Officer on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may subject to such excise tax. Unless the Corporation and the Executive Officer otherwise agree in writing, any determination required under this Section 3(d)(1) shall be made in writing by Deloitte & Touche (the “Accounting Firm”), whose determination shall be conclusive and binding upon the Executive Officer and the Corporation for all purposes. For purposes of making the calculations required by this Section 3(d)(1), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Executive Officer shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 3(d)(1).

Any reduction in payments and/or benefits shall occur in the following order as reasonably determined by the Accounting Firm: (1) reduction of cash payments, (2) reduction of non-cash/non-equity-based payments or benefits, and (3) reduction of vesting acceleration of equity-based awards; provided, however, that any non-taxable payments or benefits shall be reduced last in accordance with the same categorical ordering rule.  In the event items described in (1) or (2) are to be reduced, reduction shall occur in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment to be reduced (with reductions made pro-rata in the event payments are owed at the same time).  In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting shall be cancelled in a manner such as to obtain the best economic benefit for the officer (with reductions made pro-rata if economically equivalent), as determined by the Accounting Firm.
4.    Obligations of Officer.

(a)    Release of Claims. There shall be no obligation to commence the payment of the amounts and benefits described in Section 2(a) or Section 3(c) (as applicable) until the latter of (1) the delivery by the Officer to the Corporation a fully executed comprehensive general release of any and all known or unknown claims that he or she may have against the Corporation, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries and a covenant not to sue in the form prescribed by the Administrator, and (2) the expiration of any revocation period set forth in the release. The Corporation shall promptly furnish such release to the Officer in connection with the Officer’s separation from service, and such release must be executed by the Officer and become effective during the period set forth in the release as a condition to the Officer receiving the payments and benefits described in Section 2(a) or Section 3(c) (as applicable).
(b)    Covenant Not to Compete. (i) During the period of the Officer’s employment with the Corporation or its subsidiaries and for a period of twelve (12) months thereafter (the “Restricted Period”), the Officer shall not, in any county within the State of California or in any city, county or area outside the State of California within the United States or in the countries of Canada or Mexico, directly or indirectly, whether as partner, employee, consultant, creditor, shareholder, or other similar capacity, promote, participate, or engage in any activity or other business competitive with the Corporation’s business or that of any of its subsidiaries or affiliates, without the prior written consent of the Corporation’s Chief Executive Officer. Notwithstanding the foregoing, the Officer may have an interest in any public company engaged in a competitive business so long as the Officer does not own more than two (2) percent of any class of securities of such company, the Officer is not employed by and does not consult with, or become a director of, or otherwise engage in any activities for, such competing company.
(1)    The Corporation and its subsidiaries presently conduct their businesses within each county in the State of California and in areas outside California that are located within the United States, and it is anticipated that the Corporation and its subsidiaries will also be conducting business within the countries of Canada and Mexico. Such covenants are necessary and reasonable in order to protect the Corporation and its subsidiaries in the conduct of their businesses. To the extent that the foregoing covenant or any provision of this Section 4(b)(1) shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant, or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.
(c)    Soliciting Customers and Employees. During the Restricted Period, (i) the Officer shall not, directly or indirectly, solicit or contact any customer or any prospective customer of the Corporation or its subsidiaries or affiliates for any commercial pursuit that could be reasonably construed to be in competition with the Corporation, or induce, or attempt to induce, any employees, agents or consultants of or to the Corporation or any of its subsidiaries or affiliates to do anything from which the Officer is restricted by reason of this covenant (ii) nor shall the Officer, directly or indirectly, offer or aid others to offer employment to, or interfere or attempt to interfere with any employment, consulting or agency relationship with, any employees, agents or consultants of the Corporation, its subsidiaries and affiliates, who received compensation of $75,000 or more during the preceding six (6) months, to work for any business competitive with any business of the Corporation, its subsidiaries or affiliates.
(d)    Confidentiality. The Officer shall not at any time (including after termination of employment) divulge to others, use to the detriment of the Corporation or its subsidiaries or affiliates, or use in any business competitive with any business of the Corporation or its subsidiaries or affiliates any trade secret, confidential or privileged information obtained during his employment with the Corporation or its subsidiaries or affiliates, without first obtaining the written consent of the Corporation’s Chief Executive Officer. This paragraph covers but is not limited to discoveries, inventions (except as otherwise provided by California law), improvements, and writings, belonging to or relating to the affairs of the Corporation or of any of its subsidiaries or affiliates, or any marketing systems, customer lists or other marketing data. The Officer shall, upon termination of employment for any reason, deliver to the Corporation all data, records and communications, and all drawings, models, prototypes or similar visual or conceptual presentations of any type, and all copies or duplicates thereof, relating to all matters contemplated by this paragraph.
(e)    Assistance in Legal Proceedings. During the Restricted Period, the Officer shall, upon reasonable notice from the Corporation, furnish information and proper assistance (including testimony and document production) to the Corporation as may be reasonably required by the Corporation in connection with any legal, administrative or regulatory proceeding in which it or any of its subsidiaries or affiliates is, or may become, a party, or in connection with any filing or similar obligation of the Corporation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Corporation shall pay all reasonable expenses incurred by the Officer in complying with this paragraph within sixty (60) days after the Officer incurs such expenses.
(f)    Remedies. Upon the Officer’s failure to comply with the provisions of this Section 4, the Corporation shall have the right to immediately terminate any unpaid amounts or benefits described in Section 2(a) or Section 3 (as applicable) to the Officer. In the event of such termination, the Corporation shall have no further obligations under this Policy and shall be entitled to recover damages. In the event of an Officer’s breach or threatened breach of any of the covenants set forth in this Section 4, the Corporation shall also be entitled to specific performance by the Officer of any such covenant and any other applicable equitable or injunctive relief.
5.    Administration. The Policy shall be administered by the Senior Human Resources Officer of the Corporation (“Administrator”), who shall have the authority to interpret the Policy and make and revise such rules as may be reasonably necessary to administer the Policy. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations, securing Officer releases, and disbursing payments hereunder. The Administrator’s interpretations, determinations, rules, and calculations shall be final and binding on all persons and parties concerned.
6.    No Mitigation. Payment of the amounts and benefits under Section 2(a) and Section 3 (except as otherwise provided in Section 2(a)(5)) shall not be subject to offset, counterclaim, recoupment, defense or other claim, right or action which the Corporation or an Employer may have and shall not be subject to a requirement that the Officer mitigate or attempt to mitigate damages resulting from the Officer’s termination of employment.
7.    Amendment and Termination. The Corporation, acting through its People and Compensation Committee (or its successor), reserves the right to amend or terminate the Policy at any time; provided, however, that any amendment which would reduce the aggregate level of benefits, or terminate the Policy, shall not become effective prior to the completion of the Notice Period. Such Notice Period shall be the first anniversary of the Corporation giving notice to Officers of such amendment or termination.4
4     To the extent that Officers are eligible for benefits until this Policy as of November 1, 2021, the Notice Period shall be three years from the receipt of notice that the Notice Period has been reduced to one year.

8.    Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation expressly to assume and to agree to perform its obligations under this Policy in the same manner and to the same extent that the Corporation would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve the Corporation of its obligations hereunder. As used herein, the “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform its obligations by operation or law or otherwise.
This Policy shall inure to the benefit of and be binding upon the Officer (and Officer’s personal representatives and heirs), the Corporation and its successors and assigns, and any such successor or assignee shall be deemed substituted for the Corporation under the terms of this Policy for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Corporation or to which the Corporation assigns this Policy by operation of law or otherwise. If the Officer should die while any amount would still be payable to the Officer hereunder if the Officer had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Policy to the Officer’s devisee, legatee or other designee, or if there is no such designee, to the Officer’s estate.
9.    Nonassignability of Benefits. The payments under this Policy or the right to receive future payments under this Policy may not be anticipated, alienated, pledged, encumbered, or subject to any charge or legal process, and if any attempt is made to do so, or a person eligible for payments becomes bankrupt, the payments under the Policy of the person affected may be terminated by the Administrator who, in his or her sole discretion, may cause the same to be held if applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that he or she deems appropriate.
10.    Nonguarantee of Employment. Officers covered by the Policy are at-will employees, and nothing contained in this Policy shall be construed as a contract of employment between the Officer and the Corporation (or, where applicable, a subsidiary or affiliate of the Corporation), or as a right of the Officer to continued employment, or to remain as an Officer, or as a limitation on the right of the Corporation (or a subsidiary or affiliate of the Corporation) to discharge the Officer at any time, with or without cause.
11.    Benefits Unfunded and Unsecured. The payments under this Policy are unfunded, and the interest under this Policy of any Officer and such Officer’s right to receive payments under this Policy shall be an unsecured claim against the general assets of the Corporation.
12.    Applicable Law. All questions pertaining to the construction, validity, and effect of the Policy shall be determined in accordance with the laws of the United States and, to the extent not preempted by such laws, by the laws of the state of California.
13.    Arbitration. With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Policy, the Officer’s employment with the Corporation (or with the employing subsidiary), the termination thereof or any claims for benefits brought under Section 16(e) after exhaustion of the procedures described in Sections 16(a) through (d) shall be resolved exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Provided, however, that in making their determination, the arbitrators shall be limited to accepting the position of the Officer or the position of the Corporation, as the case may be. The only claims not covered by this Section 13 are claims for benefits under workers’ compensation or unemployment insurance laws; such claims will be resolved under those laws. The place of arbitration shall be San Francisco, California. Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation. The prevailing party in any dispute or controversy covered by this Section 13, or with respect to any request for specific performance, injunctive or other equitable relief, shall be entitled to recover, in addition to any other available remedies specified in this Policy, all litigation expenses and costs, including any arbitrator or administrative or filing fees and reasonable attorneys’ fees. Such expenses, costs and fees, if payable to the Officer, shall be paid within sixty (60) days after they are incurred. Both the Officer and the Corporation specifically waive any right to a jury trial on any dispute or controversy covered by this Section 13. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.
14.    Reimbursements and In-Kind Benefits. Notwithstanding any other provision of this Policy, all reimbursements and in-kind benefits provided under this Policy shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred (or by such earlier time set forth in this Policy); (iii) the right to reimbursement or right to an in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of an in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Code Section 409A.
15.    Separate Payments. Each payment and benefit under this Policy shall be a “separate payment” for purposes of Code Section 409A.
16.    Claims and Appeals Procedure. Any claims for benefits under this Policy (also called the “Plan”for purposes of this Section 16) made by the Officer (also called a “participant,” for purposes of this Section 16), the Officer’s devisee, legatee or other designee (also called a “beneficiary” for purposes of this Section 16) or other person shall be made and administered in accordance with the following procedures.
(a)    Compliance with Regulations. It is intended that the claims procedure of the Plan be administered in accordance with the claims procedure regulations of the U.S. Department of Labor set forth in 29 C.F.R. Section 2560.503-1.
(b)    Initial Claims.
(1)    Submission of Initial Claims by a Claimant. Claims for benefits under the Plan made by a participant, beneficiary or other person covered or claiming they are entitled to benefits from the Plan (a “Claimant”) (or by an authorized representative of any Claimant) must be submitted in writing to the Director, Benefits, or if the title for the position ever changes, the individual employed in Benefits with direct management responsibility over the Plan (whether a Manager or some other title) (such individual, the “Initial Claim Reviewer”), care of Benefits.
(2)    Authorized Representative. The Administrator may establish and enforce reasonable procedures for determining whether any individual or entity has been authorized to act on behalf of a Claimant.
(3)    Processing of Approved Claims. Approved claims will be processed and, if applicable, the Administrator will issue instructions authorizing payments as approved.

(4)    Notification of Denied Claims. If a claim is denied in whole or in part by the Initial Claim Reviewer in its discretion, the Initial Claim Reviewer shall notify the Claimant of the decision by written or electronic notice, in a manner calculated to be understood by the Claimant. The notice shall set forth:
a.    The specific reasons for the denial of the claim;
b.    A reference to specific provisions of the Plan on which the denial is based;
c.    A description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and
d.    An explanation of the Plan’s claims review procedure for the denied or partially denied claim and any applicable time limits, and a statement that the Claimant has a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (ERISA) following an adverse benefit determination on review.
Such notification shall be given within ninety (90) days after the claim is received by the Initial Claim Reviewer (or within one-hundred and eighty (180) days, if special circumstances require an extension of time for processing the claim and provided that written notice of such extension and circumstances and the date a decision is expected is given to the Claimant within the initial 90-day period). A claim is considered approved only if its approval is communicated in writing to a Claimant.
(c)    Appeals of Denied Claims.
(1)    Right to Appeal. Upon denial of a claim in whole or in part, a Claimant or his or her duly authorized representative shall have the right to submit a written request to the Employee Benefit Appeals Committee, as such term is defined the Pacific Gas and Electric Company Retirement Plan Part I, as amended and restated from time to time (the “Employee Benefit Appeals Committee”) for a full and fair review of the denied claim. A request for review of a claim must be submitted within sixty (60) days of receipt by the Claimant of written notice of the denial of the claim. If the Claimant fails to file a request for review within sixty (60) days of the denial notification, the claim will be deemed abandoned and the Claimant is precluded from reasserting it. Also, if the Claimant is not provided a notice of denial of an initial claim as set forth in Section 16(b), the Claimant may submit a written request for review to the Employee Benefit Appeals Committee.
(2)    Access to Documents and Records. The Claimant or the Claimant’s representative shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.
(3)    Right to Submit Additional Information. The Claimant may submit written comments, documents, records and other information relating to the claim for benefits.
(4)    Scope of the Review. The Employee Benefit Appeals Committee review process shall include all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(5)    Preclusion for Materials Not Submitted. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(6)    Decision by the Employee Benefit Appeals Committee. The decision by the Employee Benefit Appeals Committee on review shall be in written or electronic form, in a manner calculated to be understood by the Claimant. If the claim is denied on review, the notice shall set forth:
a.    The specific reasons for the denial of the appeal of the claim;
b.    A reference to specific provisions of the Plan on which the denial is based;
c.    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and;
d.    A statement describing any voluntary appeal procedures offered by the Plan (if any) and the Claimant’s right to obtain the information about such procedures, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
The Employee Benefit Appeals Committee will advise the Claimant of the results of the review within sixty (60) days after receipt of the written request for review (or within one-hundred and twenty (120) days if special circumstances require an extension of time for processing the request, and if notice of such extension and circumstances, including the date a decision is expected to be made, is given to such Claimant within the initial 60-day period).
(d)    Authority of Initial Claim Reviewer and Employee Benefit Appeals Committee and Deference to their Decisions. To the extent of the responsibility to review initial benefit claims (with respect to the Initial Claim Reviewer) or to review appeals of the denial of benefit claims (with respect to the Employee Benefit Appeals Committee), the Initial Claim Reviewer and the Employee Benefit Appeals Committee, shall have the discretionary authority to interpret and apply the provisions of the Plan and such decisions shall be afforded the maximum deference permitted by law. Benefits will be paid only if the Initial Claim Reviewer (with respect to initial benefit claims) or the Employee Benefit Appeals Committee (with respect to appeals of the denial of benefit claims) decides in its discretion that the Claimant is entitled to them. The decisions of the Employee Benefit Appeals Committee shall be final and binding on the Claimant.
(e)    Exhaustion of Claims Procedure Required in All Cases. A participant, beneficiary or other person asserting a claim, alleging a violation of or seeking any remedy under any provision of ERISA or other applicable law that relates in any manner to the Plan is considered a Claimant and is subject to the claims procedures described in this Section 16.
A participant, beneficiary or other person made subject to the claims procedures in this Section 16 must follow and exhaust the applicable claims procedures described in this Section 16 with respect to any claim, alleged violation, or sought remedy before taking action in any other forum regarding a claim for benefits under the Plan or alleging a violation of, or seeking any remedy under, any provision of ERISA or other applicable law.
A Claimant and any representative of a Claimant may not bring an action in any other forum later than the earliest of (1) one (1) year from the date of completion of the Plan’s claims appeal process set forth in this Section 16, (2) one (1) year from the latest date on which an appeal is permitted to be filed under this claims and appeals process after the denial of an initial claim (i.e., within 60 days of receipt of an initial claim denial notification), and (3) two (2) years from the date a Claimant knew or should have known that a claim existed. The foregoing in no way serves as a waiver of the exhaustion requirement set forth in the preceding paragraph.

Any action described in this Section 16(e) that is not required to be resolved by final and binding arbitration under Section 13 must be filed in the Federal District Court for the Northern District of California.

APPENDIX A
PARTICIPATING EMPLOYERS

PG&E Corporation
Pacific Gas and Electric Company
PG&E Corporation Support Services, Inc.
PG&E Corporation Support Services II, Inc.